                                                                                                                     Exhibit 12.1

                                                  METTLER TOLEDO INTERNATIONAL INC.
                                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                  (AMOUNTS IN THOUSANDS OF DOLLARS)


                                                     2003           2002              2001              2000             1999
                                                     ----           ----              ----              ----             ----
Earnings before taxes and minority interest..    $  136,911       $  110,410      $    118,434       $   108,629      $   79,877
Fixed charges
   Interest expense..........................        14,153           17,209            17,162            20,034          21,980
   Amortization of debt issuance fees........           646              636               636               636             636
   Rentals (a)...............................         9,405            8,235             6,652             7,477           5,096
Total fixed charges..........................    $   24,204       $   26,080      $     24,450       $    28,147      $   27,712

Earnings before taxes, minority interest and
fixed charges................................    $  161,115       $  136,490      $    142,884       $   136,776      $  107,589

Ratio of earnings to fixed charges...........           6.7              5.2               5.8               4.9             3.9


(a) One-third of rental expense under operating leases (the portion that has been deemed by us to be representative of an interest factor).

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